FORM 4

				     U.S. SECURITIES AND EXCHANGE COMMISSION
					     Washington, D.C. 20549

 Check this box if no longer
 subject to Section 16.  Form 4
 or Form 5 obligations may
 continue.  See Instruction 1(b)



			 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
		   Filed pursuant to Section 16(a) of the Securities Exchange
		    Act of 1934, Section 17(a) of the Public Utility
		    Holding Company Act of 1935 of Section 30(f) of the
				     Investment Company Act of 1940



------------------------------------------------------------------ ----------------------------------------------------
Name and Address of Reporting Person                               2.   Issuer Name and Ticker or Trading Symbol
									LifePoint, Inc. -- LFPT
Pallin               Jonathon                  J
(Last)              (First)                  (Middle)



LifePoint, Inc.
10400 Trademark Street
-----------------------
	 (Street)


Rancho Cucamonga           CA                                       91730
(City)                   (State)                                    (Zip)


------------------------------------------------------------------ ------------------------- --------------------------
------------------------------------------------------------------ ------------------------- --------------------------
								   3. IRS or Social          4. Statement for MonthYear
								   Security Number of        9/99
								   Reporting Person
								   (Voluntary)

								   ###-##-####
------------------------------------------------------------------ ------------------------- --------------------------
------------------------------------------------------------------ ------------------------- --------------------------
											     5. If Amendment, Date of
											     Original (MonthYear) N/A
------------------------------------------------------------------ ------------------------- --------------------------
----------------------------------------------
6.  Relationship of Reporting Person to
    Issuer
		   (Check if Applicable)

    X_ Director             _X_    10% Owner
    __ Officer (give        ___    Other (specify
		title                     below)
		below)




---------------------------------------------------------------------------------------------------------
  Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
---------------------------------------------------------------------------------------------------------

--------------------------------- ------------------- ------------------ --------------------------------

1.  Title of Security             2.  Transaction     3.  Transaction    4. Securities Acquired (A) or
	 (Instr. 3)                      Date              Code          Disposed of (D) (Instr. 3, 4,
				  (MonthDayYear)          (Instr. 8)     and 5)





--------------------------------- ------------------- ------------------ --------------------------------
--------------------------------- ------------------- ---------- ------- ----------- --------- ----------

							Code       V     Amount      (A) or    Price
										     (D)
--------------------------------- ------------------- ---------- ------- ----------- --------- ----------
--------------------------------- ------------------- ---------- ------- ----------- --------- ----------


Common Stock, $.001 par value     N/A                   N/A              N/A                    N/A

--------------------------------- ------------------- ---------- ------- ----------- --------- ----------

--------------- ----------- ---------------
5. Amount of    6.          7. Nature of
Securities      Owner-ship  Indirect
Beneficially    Form:       Beneficially
Owned at End    Direct      Ownership
of Month        (D) or      (Instr. 4)
(Instr. 3 and   Indirect
4)              (I)
		(Instr. 4)
--------------- ----------- ---------------



4,007,306       N/A          N/A

--------------- ----------- ---------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


Form 4 (continued) Table II - Derivative Securities Acquired, Disposed of, or
Beneficially Owned(e.g., puts, calls, warrants, options, convertible securities)


---------------------------- ------------- ------------- --------------- --------------- ----------------   -----------------------
1. Title of Derivative       2.            3.            4.              5.Number of     6. Date            7. Title and Amount of
Security (Instr. 3)           Conversion   Transaction   Transaction        Derivation      Exercisable        Underlying
			      or              Date       Code (Instr.8)     Securities      and Expiration     Securities
			      Exercisable  (MonthDay                      Acquired (A)      Date               (Instr. 3 and 4)
			      Price         Year)                           or Disposed     (MonthDateYear)
			      of                                           of (D)
			      Derivative                                   (Instr. 3,4,
			      Security                                     and 5)


---------------------------- -----------   ------------- --------------- --------------- ----------------   -----------------------
---------------------------- -----------   ------------- ------- ------- -------- ------ -------- -------   ------------ ----------
							 CODE       V    (A)      (D)    Date     Expira    Title        Amount or
											 Exerci   tion                   Number of
											 sable    Date                   Shares
---------------------------- -----------   ------------- ------- ------- -------- ------ -------- -------   ------------ ----------
---------------------------- -----------   ------------- --------------- --------------- ----------------   -----------------------


STOCK OPTION                  $1.625       9/20/99        P               15,000         (1)      9/19/09    Common       15,000
													     Stock
---------------------------- -----------   ------------- --------------- --------------- ----------------   -----------------------
---------------------------- -----------   ------------- --------------- --------------- ----------------   -----------------------

------------- -------------  -----------   -----------
8. Price of   9. Number      10.           11.
Derivative    of             Ownership     Nature of
Security      Derivative     Form of       Indirect
(Instr. 5)    Securities     Derivative    Beneficial
	      Beneficially   Security:     Ownership
	      Owned at       Direct        (Instr. 4)
	      end of         (D) or
	      month          Indirect
	      (Instr. 4)     (I)
			     (Instr. 4)

------------- -------------  -----------   -----------
------------- -------------  -----------   -----------
0              315,289       D              N/A

------------- -------------  -----------   -----------
------------- -------------  -----------   -----------



Explanation of Responses: (1) Becomes exercisable as to 3,750 shares on 9/30/00, becomes exercisable as to 313 shares on the 30th of each month for 35 months thereafter, and becomes exercisable as to 295 shares on the 30th of the 36th month thereafter.


			 By:  s/ Jonathon J. Pallin
			 Signature of Reporting Person


			 Date:  October 8, 1999




**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.